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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*


                            Anaren Microwave, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   032744104
                              ------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/95)

4126198

-----------------------
  CUSIP NO. 032744104                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
      94-1681731

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          228,600
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      228,600

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4126198

-----------------------
  CUSIP NO. 032744104                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America NT&SA
      #94-1678665

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            156,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          228,600
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      228,600

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4126198

-----------------------
  CUSIP NO. 032744104                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BofA Capital Management, Inc.
      #95-4262782

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            72,100

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          72,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      72,100

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      1.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

4126198

                                  SCHEDULE 13G
                                  ------------

Item 1(a)  Name of Issuer:                   Anaren Microwave, Inc.

      (b)  Address of Issuer's
           Principal Executive Offices:      6635 Kirkville Road
                                             East Syracuse, NY  13057

Item 2(a)  Names of Person Filing:           BankAmerica Corporation
                                               ("BAC")
                                             Bank of America NT&SA
                                               ("BANTSA")
                                             BofA Capital Management, Inc.
                                               ("BCM")
      (b)  Address of Principal
           Business Offices:                 (For BAC and BANTSA)
                                             555 California Street
                                             San Francisco, CA  94104

                                             (For BCM)
                                             300 South Grand Avenue
                                             Suite 2200
                                             Los Angeles, CA  90071

      (c)  Citizenship:                      BAC is organized under the laws of
                                             Delaware.  BANTSA is a national
                                             banking association organized under
                                             the laws of the United States.  BCM
                                             is organized under the laws of
                                             Delaware.

      (d)  Title of Class of Securities:     Common Stock

      (e)  CUSIP Number:                     032744104

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ]   Broker or Dealer registered under Section 15 of the Act

          (b) [X]   Bank as defined in section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

          (g) [X]   Parent Holding Company, in accordance with
                    (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h) [ ]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

4126198

Item 4    Ownership

          (a) Amount Beneficially Owned:

                 BAC                                                228,600
                 BANTSA                                             228,600
                 BCM                                                 72,100
          (b) Percent of Class:

                 BAC                                                   5.6%
                 BANTSA                                                5.6%
                 BCM                                                   1.8%

          (c) Number of shares as to which such person has:

              (i) sole power to vote or direct the vote:

                    BAC                                                   0
                    BANTSA                                          156,500
                    BCM                                              72,100

             (ii) shared power to vote or direct the vote:

                    BAC                                                   0
                    BANTSA                                                0
                    BCM                                                   0

            (iii) sole power to dispose or direct the
                  disposition of:

                    BAC                                                   0
                    BANTSA                                                0
                    BCM                                                   0

             (iv) shared power to dispose or direct the
                  disposition of:*

                    BAC                                             228,600
                    BANTSA                                          228,600
                    BCM                                              72,100

Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to
          report the fact that as of the date
          hereof the reporting person has ceased
          to be the beneficial owner of more
          than five percent of the class of
          securities, check the following [ ].

Item 6    Ownership of More than Five Percent on Behalf
          of Another Person.                                  Not Applicable.

Item 7    Identification and Classification of
          the Subsidiaries Which Acquired
          the Security Being Reported on by
          the Parent Holding Company.

          See Item 2.  BAC is a registered bank holding company.
          BANTSA is a bank as defined in section
          3(a)(6) of the Act.   BCM is an investment adviser
          registered under the Investment Advisers Act of 1940. BANTSA is a wholly-owned subsidiary of BAC and BCM is a wholly-owned subsidiary of BANTSA.

* The power to dispose or direct the disposition of shares is shared between the parent company and its subsidiaries.

4126198

Item 8    Identification and Classification
          of Members of the Group.

          See Item 7.

Item 9    Notice of Dissolution of Group.                   Not Applicable.

Item 10   Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

4126198

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          BankAmerica Corporation



Dated:  February 7, 1996                  By  /s/ JAMES H. WILLIAMS
                                             --------------------------
                                             James H. Williams
                                             Executive Vice President



                                          Bank of America NT&SA

Dated:  February 7, 1996                  By  /s/ JAMES H. WILLIAMS
                                             --------------------------
                                             James H. Williams
                                             Group Executive Vice President

4126198

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       BofA Capital Management, Inc.



Dated:  February 9, 1996               By  /s/ JUNE WEBSTER
                                          --------------------------
                                          June Webster
                                          Vice President

4126198

Board of Directors                                  Adopted:  November 1, 1993
BankAmerica Corporation                          Last amended:  August 1, 1994


           GENERAL OPERATING AND BORROWING RESOLUTION (Excerpts from)

     1. Any two BAC officers listed below under the designation "Group 1" (the "Officers"):

                                    GROUP 1

          the Chairman of the Board
          the Chief Executive Officer
          the President
          any Vice Chairman of the Board
          any Vice Chairman
          the Chief Financial Officer
          the Treasurer
          any Executive Vice President
          any Senior Vice President
          any Vice President
          the Secretary

     2. Any one BAC officer listed above under either the designation GROUP 1 or GROUP 2, or any member of the Legal Department of Bank of America NT&SA holding the title of counsel or a title senior thereto be, and hereby is, authorized to sign registrations, reports, certificates, applications and other writings on behalf of BAC for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed desirable by such officer or attorney in connection with BAC's activities or affairs.


4126526

Board of Directors                                          November 7, 1994
Bank of America NT&SA

                  GENERAL OPERATING RESOLUTION (Excerpts from)

2.   Regulatory Matters.

     (a) Any ONE of the officers of the Bank listed below under the designation Group III, or any member of the Legal or Tax Departments of the Bank holding the title of counsel or a title senior thereto is authorized to sign registrations, reports, certificates, applications and other writings on behalf of the Bank for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed appropriate by the officer or member, except for applications for letters patent, trademarks, copyrights, service marks, and similar matters, which are addressed in paragraph (b) below.


4.   Officer Group Designations.

     As used herein the officer designations "Group I," "Group II," and "Group III" consist of the officers listed below:


Group I

the Chairman of the Board
the President
any Vice Chairman of the Board
any Vice Chairman
the Chief Operating Officer
the Chief Financial Officer
any Group Executive Vice
  President
any Executive Vice President
any Senior Vice President
any Managing Director
any Vice President
any Assistant Vice President
any Senior Authorized Officer
any Senior Trust Officer
any Trust Officer



4126528

Board of Directors                                          March 16, 1990
BofA Capital Management, Inc.
(formerly, InterCash Capital Advisors, Inc.)


     RESOLVED, that instruments, documents or agreements relating to or affecting the property or business and affairs of this Corporation may be executed in its name, with or without its corporate seal, by any of the following:

               the Chairman of the Board
               Vice Chairman of the Board
               President, or
               any Vice President (including any Executive,
                 Senior or First Vice President)



4126525